Exhibit 99.1

News

FOR IMMEDIATE RELEASE

Thermo Fisher Media Contact Information: Karen Kirkwood	Thermo Fisher Investor Contact Information: Ken Apicerno
Phone: 781-622-1306	Phone: 781-622-1294
E-mail: karen.kirkwood@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Patheon Media Contact Information: Mari Mansfield	Patheon Investor Contact Information: Tyler Gronbach
Phone: 919-226-3137	Phone: 919-226-3165
E-mail: mari.mansfield@patheon.com	E-mail: tyler.gronbach@patheon.com
Website: www.patheon.com

Thermo Fisher Scientific to Acquire Patheon,

a Leading Contract Development and Manufacturing Organization (CDMO)

•	Patheon Provides Entry into the Attractive, High-growth CDMO Market

•	Combination Significantly Strengthens Thermo Fisher’s Unique Value Proposition for Pharmaceutical and Biotech Customers by Adding Highly Complementary Services

•	Creates Substantial Synergies and Positions Combined Company to Further Accelerate Growth

•	Expected to be Immediately and Significantly Accretive to Adjusted Earnings Per Share (EPS)

WALTHAM, Mass. and DURHAM, N.C., (May 15, 2017) – Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, and Patheon N.V. (NYSE: PTHN), a leading global provider of high-quality drug development and delivery solutions to the pharmaceutical and biopharma sectors, today announced that their boards of directors have approved Thermo Fisher’s acquisition of Patheon. Thermo Fisher will commence a tender offer to acquire all of the issued and outstanding shares of Patheon for $35.00 per share in cash. The transaction represents a purchase price of approximately $7.2 billion, which includes the assumption of approximately $2.0 billion of net debt.

Patheon provides comprehensive, integrated and highly customizable solutions as well as the expertise to help biopharmaceutical companies of all sizes satisfy complex development and manufacturing needs. It is a leader in the high-growth, $40 billion CDMO market, which is fueled by growing customer demand for end-to-end solutions, flexible and scalable capacity, and regulatory expertise. Patheon has an extensive network of state-of-the-art facilities primarily in North America and Europe, and approximately 9,000 professionals worldwide. The company generated 2016 revenue of approximately $1.9 billion and will become part of Thermo Fisher’s Laboratory Products and Services Segment.

“Patheon’s development and manufacturing capabilities are an excellent complement to our industry-leading offering for the biopharma market,” said Marc N. Casper, president and chief executive officer of Thermo Fisher Scientific. “Our combined capabilities will enhance our unique value proposition for these customers, create significant value for our shareholders and further accelerate our company’s growth.”

James C. Mullen, chief executive officer of Patheon, said, “Over the past several years, we have increased our capabilities to become a leading CDMO provider in a highly fragmented market. We are confident that our combined offerings and Thermo Fisher’s proven track record of disciplined M&A and successful integrations will take our business to the next level.”

Casper added, “We look forward to welcoming our new colleagues from Patheon to Thermo Fisher. Patheon’s commitment to quality and service excellence is directly aligned with our focus on helping our biopharma customers accelerate innovation and drive productivity.”

Benefits of the Transaction

•	Patheon Provides Entry into the Attractive, High-growth CDMO Market. Patheon serves a large, fragmented market growing in the mid-single to high-single digits, which is fueled by strong demand for outsourcing services that allow customers to simplify their supply-chain networks. By offering both small- and large-molecule development and manufacturing solutions, the company helps customers reduce the time and cost of delivering medicines to market. Patheon has invested significantly to become a scale player in the CDMO market and extend its leadership position.

•	Combination Significantly Strengthens Thermo Fisher’s Unique Value Proposition for Pharmaceutical and Biotech Customers by Adding Highly Complementary Services. Thermo Fisher is the leading supplier to the biopharmaceutical industry, supporting research, clinical trials and production. It has become a trusted outsourcing partner by providing clinical trials logistics services over the past decade. Combining these capabilities with Patheon’s CDMO services will allow Thermo Fisher to be a stronger partner for pharmaceutical and biotech customers.

•	Creates Substantial Synergies and Positions Combined Company to Further Accelerate Growth. The combined company’s extensive and deep relationships in the biopharma industry will enable significant cross-selling opportunities. For example, having biologics development and manufacturing capabilities as well as bioproduction technologies in one company will allow Thermo Fisher to offer a more comprehensive portfolio to gain share with these customers.

•	Delivers Attractive Financial Benefits. The transaction is expected to be immediately and significantly accretive to Thermo Fisher’s adjusted EPS[1] by $0.30 in the first full year after close. Thermo Fisher expects to realize total synergies of approximately $120 million by year three following the close, consisting of approximately $90 million of cost synergies and approximately $30 million of adjusted operating income[1] benefit from revenue-related synergies.

Approvals and Financing

The transaction, which is expected to be completed by the end of 2017, is subject to the satisfaction of customary closing conditions, including the receipt of applicable regulatory approvals, the adoption of certain resolutions relating to the transaction at an Extraordinary General Meeting of Patheon’s shareholders, and completion of the tender offer. Thermo Fisher has entered into tender and support agreements with affiliates of JLL Partners and Royal DSM, whose collective holdings represent approximately 73% of Patheon shares, under which they will tender their shares in the transaction.

[1]	Adjusted earnings per share and adjusted operating income are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

Thermo Fisher has obtained committed debt financing from Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC. The company expects to finance the purchase price with debt of approximately $5.2 billion and equity of approximately $2 billion. The offer is not subject to any financing condition.

Advisors

Goldman Sachs & Co. LLC is acting as financial advisor to Thermo Fisher, and Wachtell, Lipton, Rosen & Katz is serving as legal counsel. Morgan Stanley & Co. LLC is acting as financial advisor to Patheon, and Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal counsel.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS and adjusted operating income, which exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and significant transaction costs; restructuring and other costs/income; and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses that are either isolated or cannot be expected to occur again with any regularity or predictability, tax provisions/benefits related to the previous items, benefits from tax credit carryforwards, the impact of significant tax audits or events and the results of discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

Conference Call and Webcast

Thermo Fisher will host a conference call and webcast at 8:30 a.m. ET today to provide more information on this announcement. The webcast and accompanying slides can be accessed in the Investors section of www.thermofisher.com. An audio archive of the call will be available in that section of the website until May 29, 2017.

Conference Call Dial-in:	Domestic: (866) 610-1072
International: (973) 935-2840
Conference ID: 23854275

Replay Dial-in:	Dial-In: (800) 585-8367 or (404) 537-3406
Conference ID: 23854275

About Thermo Fisher

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, with revenues of $18 billion and more than 55,000 employees globally. Our mission is to enable our customers to make the world healthier, cleaner and safer. We help our customers accelerate life sciences research, solve complex analytical challenges, improve patient diagnostics and increase laboratory productivity. Through our premier brands – Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific and Unity Lab Services – we offer an unmatched combination of innovative technologies, purchasing convenience and comprehensive support. For more information, please visit www.thermofisher.com.

About Patheon

Patheon is a leading global provider of pharmaceutical development and manufacturing services. With approximately 9,000 professionals worldwide, Patheon provides a comprehensive, integrated and highly customizable set of solutions to help clients of all sizes satisfy complex development and manufacturing needs at any stage of the pharmaceutical development cycle. A Healthier World. Delivered.

Forward-looking statements

This communication contains forward-looking statements that involve a number of risks and uncertainties. Words such as “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” and similar expressions are intended to identify forward-looking statements, but other statements that are not historical facts may also be deemed to be forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent and pending acquisitions, including the proposed transaction, may not materialize as expected; the proposed transaction not being timely completed, if completed at all; prior to the completion of the transaction, Patheon’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities; difficulty retaining key employees; the outcome of any legal proceedings related to the proposed transaction; and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Thermo Fisher’s Annual Report on Form 10-K for the year ended December 31, 2016, which is on file with the U.S. Securities and Exchange Commission (“SEC”) and available in the “Investors” section of Thermo Fisher’s website, ir.thermofisher.com, under the heading “SEC Filings,” and in any subsequent Quarterly Reports on Form 10-Q and other documents Thermo Fisher files with the SEC, and in Patheon’s Annual Report on Form 10-K for the year ended October 31, 2016 and its subsequent Quarterly Reports on Form 10-Q, including its Quarterly Report on Form 10-Q for the quarter ended January 31, 2017, each of which is on file with the SEC and available in the “Investor Relations” section of Patheon’s website, ir.patheon.com, under the heading “SEC Filings,” and in other documents Patheon files with the SEC. While Thermo Fisher or Patheon may elect to update forward-looking statements at some point in the future, Thermo Fisher and Patheon specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing either Thermo Fisher’s or Patheon’s views as of any date subsequent to today.

Additional Information and Where to Find It

The tender offer referenced herein has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any ordinary shares of Patheon or any other securities, nor is it a substitute for the tender offer materials that Thermo Fisher and its acquisition subsidiary will file with the SEC. On the commencement date of the tender offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the SEC by Thermo Fisher and/or its acquisition subsidiary and a solicitation/recommendation statement on Schedule 14D-9 will be filed with the SEC by Patheon with respect to the tender offer. The offer to purchase all of the outstanding ordinary shares of Patheon will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. Patheon will also file a proxy statement with the SEC in connection with the extraordinary general meeting of shareholders of Patheon, at which the Patheon shareholders will vote on certain proposed resolutions in connection with the transaction (the “EGM Proposals”).

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND THE PROXY STATEMENT WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SHAREHOLDERS OF PATHEON ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SUCH PERSONS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR ORDINARY SHARES OR MAKING ANY VOTING DECISION.

The tender offer materials (including the offer to purchase and the related letter of transmittal and certain other tender offer documents), the solicitation/recommendation statement and the proxy statement (when they become available) and other documents filed with the SEC by Thermo Fisher or Patheon, may be obtained free of charge at the SEC’s website at www.sec.gov or at Patheon’s website at www.patheon.com or by contacting Patheon’s investor relations department at 919-226-3165 or at Thermo Fisher’s website at www.thermofisher.com or by contacting Thermo Fisher’s investor relations department at 781-622-1111. In addition, investors and shareholders of Patheon may obtain free copies of the tender offer materials by contacting the information agent for the tender offer that will be named in the tender offer statement on Schedule TO.

Participants in the Solicitation

Patheon, its directors and executive officers and other members of its management and employees, as well as Thermo Fisher and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from Patheon’s shareholders in connection with the EGM Proposals. Information about Patheon’s directors and executive officers and their ownership of Patheon ordinary shares is set forth in the proxy statement for Patheon’s 2017 annual general meeting of shareholders, which was filed with the SEC on January 26, 2017. Information about Thermo Fisher’s directors and executive officers is set forth in the proxy statement for Thermo Fisher’s 2017 annual meeting of stockholders, which was filed with the SEC on April 4, 2017. Shareholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the EGM Proposals, including the interests of Patheon’s directors and executive officers in the transaction, which may be different than those of Patheon’s shareholders generally, by reading the proxy statement and other relevant documents regarding the transaction which will be filed with the SEC.